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                                  SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


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                                      AAON, INC.
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                     (Name of Registrant as specified in Its Charter)

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                       (Name of Person(s) Filing Proxy Statement if
                                other than the Registrant)

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                                [AAON LETTERHEAD]

                                                                     May 6, 1999

Dear Fellow AAON Stockholders:

Over the past few weeks, we have had an opportunity to speak with many of our stockholders about AAON, its performance and its future prospects. We would like to thank all of you for the time and consideration you have given to the important issues to be decided at the May 25th Annual Meeting. We appreciate the many expressions of support we have received from those holders who share with us a bright vision for AAON's future.

Time is short. We urge you to sign and return the enclosed Board of Directors WHITE proxy card. Remember: You can vote for both of your Board's nominees only on the WHITE proxy card. Since only your latest dated proxy card counts, please make certain that the latest dated card you send in is the WHITE proxy card. Please discard any gold proxy sent to you by the dissident group, Bay Harbour Management.

If you have any questions or are concerned that your vote will not be received in time, please call us at AAON at (918) 583-2266 or our proxy solicitor, Beacon Hill Partners, at (800) 755-5001.


                            BUILDING A BETTER COMPANY

The record-setting sales and earnings that AAON reported for 1998 and for the first quarter of 1999 were the result of years of long-term planning and strategic initiatives implemented by our management team. AAON is now a better company than it was years ago because it is financially stronger and much better positioned to take advantage of future growth opportunities as they arise.

The groundwork has now been laid by your Board and management for AAON to become an even better company in the years to come. Here are a few of the measures that we believe will help build value over the next few years:

     WE HAVE DEVELOPED A MUCH BROADER AND MORE DIVERSIFIED CUSTOMER BASE. Until 1990, over 90% of our total sales were attributable to our two largest customers. Today, our three largest customers comprise only 36% of our sales. By building a broader customer base, we have limited the volatility and risk associated with tying our fortunes to relationships with only one or two companies. The expanded base also gives us a broader range of growth opportunities from more customers.

     WE HAVE ACHIEVED BRAND NAME STATUS WITHIN OUR MARKETS. The AAON name has come to stand for a high quality, innovative and energy efficient product, which despite a higher selling price, is less costly to our customers over the course of its productive life. Our good reputation helped us achieve our growth in the last two years and will aid in the introduction of our new products: air handlers and condensing units.

     WE HAVE GREATLY INCREASED OUR PRODUCTION CAPACITY. In late 1997, we purchased a 479,000 square foot plant adjacent to our Tulsa facility, more than doubling our available manufacturing and office space. This expansion will enable us to easily handle our increasing order flow.


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     WE HAVE IMPROVED PRODUCTIVITY. Over the past two years we have spent approximately $9 million on automated machinery for our sheet metal and coil fabricating areas. This has resulted in a 150% improvement in productivity in these areas and has helped us combat the constraints of the current tight labor market.


                         CREATING VALUE FOR STOCKHOLDERS

We believe that first and foremost, in order to create value for our stockholders, we needed to build a company that, on its own, represented an attractive investment opportunity with strong growth prospects. We have accomplished that at AAON, which has enjoyed a 30% increase in net sales in each of the past two calendar years, and a 47% and 73% increase in net income, respectively, for the same two years. As AAON's compelling growth story continues to unfold and the Company continues to enjoy increased sales and earnings, we believe AAON will gain increased attention from the investment community.

Despite a market that has been unfavorable to small companies, AAON's stock has performed well since the beginning of 1998. In order to raise the visibility of AAON in the investment community we entered into a consulting agreement on January 1, 1999 with Mr. Jerry Levine of JRL Advisors, based in New York. Mr. Levine has over 30 years of experience as a securities analyst specializing in small cap companies including 11 years (1980-1991) with Merrill Lynch's Emerging Growth Companies Group. Mr. Levine's new firm concentrates on investor relations for small cap companies and has already placed in motion a program to put AAON management in direct contact with institutional investors as well as individual brokers and securities analysts who may be seeking interesting investment opportunities in the small cap arena.

AAON's success continues. That success however, could be put at risk if a dissident group such as Bay Harbour gains influence and possibly control over your Company. We believe it is in your best interests for the Company to maintain a cohesive Board and management team whose sharp focus remains on our continuing strong growth in sales and earnings. We urge you to support both of the Board's nominees on the enclosed WHITE proxy card.

Thank you for your consideration and support.

                           Sincerely,

                           The Board of Directors of AAON, Inc.

Norman H. Asbjornson   William A. Bowen   John B. Johnson, Jr.   Joseph M. Klein

 Thomas E. Naugle         Anthony Pantaleoni      Charles C. Stephenson, Jr.